Exhibit 99.1

INVESTOR RELATIONS CONTACT:	Neal Fuller, 206-545-5537
MEDIA RELATIONS CONTACT:	Paul Hollie, 206-545-3048

MIKE MCGAVICK ANNOUNCES PLANS TO LEAVE SAFECO

SEATTLE – (July 18, 2005) – Safeco (NASDAQ: SAFC) Chairman and Chief Executive Officer Mike McGavick today announced plans to leave his CEO post, effective Aug. 31, 2005. He will retain his duties as chairman of the board and will provide other transitional leadership as needed at least through the end of this year.

“I’ve come to the conclusion that my greatest contribution to Safeco has already been achieved,” said McGavick. “Our charge four-and-a-half years ago was to build a solid foundation of profit and growth. Thanks to the extraordinary work and commitment of my Safeco colleagues, we accomplished that work more quickly and effectively than anyone could have imagined.

“With this mission completed, it is a logical time for Safeco to transition to a new leader suited to running a great franchise over the long term,” he said. “This decision allows me to give full consideration to the possibility of public service. I leave with deep gratitude to the people of Safeco and great optimism about the company’s future.”

A search is under way to select a new CEO, according to Safeco Lead Director Bob Cline. “Mike worked closely with the board as he came to this decision. We have a succession process in place, including the search for CEO candidates – many of whom already have been identified,” said Cline. “We expect the search will be relatively swift and seamless.” Internal and external candidates will be considered for the position.

Since joining the company in January 2001, McGavick has led Safeco back to its long tradition of outstanding performance. He and his senior team engineered the company’s financial turnaround by automating and restoring to profitability the company’s auto, home and small-business insurance lines; selling non-core businesses; strengthening the balance sheet; and reducing expenses while investing in employee training and new technologies.

McGavick has built a dynamic senior leadership team, including a mix of Safeco veterans and executives from other leading companies. He charted a new strategic course by selling the company’s life and investments operations and concentrating on Safeco’s historic strength in property and casualty insurance. With this new focus, the company delivered record earnings in 2004.

“Under the stewardship of Mike and his team, Safeco has enjoyed a financial and cultural renaissance – recovering from a near-billion-dollar loss in 2001 to posting the company’s best-ever net income result,” said Cline. “Today, the company has a strong financial foundation, a team of outstanding insurance professionals, and a winning strategy for continued success. We thank Mike for his tremendous leadership and contributions to Safeco, and we wish him well wherever his future takes him.”

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and medium-sized businesses through a national network of independent distribution partners. More information about Safeco can be found at www.safeco.com.

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